Exhibit 10.1

Dated 22nd October 2025

TREASURE GLOBAL INC

(Registration No.: 7908921)

(“BUYER”)

AND

NEXE CLOUD LIMITED

(Registration No.: 2175333)

(“VENDOR”)

SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into on 22 October 2025,

BETWEEN

(1)	TREASURE GLOBAL INC (Registration No. 790821), a company incorporated in Delaware and having an address for service at 276, 5th Avenue Suite, 704 #739 New York, NY 10001, United States (“Buyer”),

AND

(2)	NEXE CLOUD LIMITED (Registration No. 2175333), a company incorporated in British Virgin Island and having its registered address at TMF (B.V.I) LTD. of Palm Grove House, P.O. Box 438, Road Town, Tortola, VG1110, British Virgin Island (“Vendor”).

The Buyer and Vendor shall hereinafter individually be referred to as “Party” and collectively referred to as “Parties”, where the context so requires.

RECITAL

A.	The Buyer is in the business of, e-commence platform connecting subscriber with the local merchant by offering activities, travel, goods, services and rewards.

B.	The Vendor is in the business of, amongst other, technology services activities and has experience and expertise in providing application, services, turkey solution, server and cloud services on artificial intelligence (AI) in various aspect, including customization, production, brand engagement, marketing and content creation.

C.	In consideration of the Vendor’s skills, experience and expertise, the Buyer now wishes to purchase an AI server (“Product”) and the Vendor is desirous to supply, assign, grant, convey and transfer the AI server to the Buyer (“Sale and Purchase”) subject to the terms and conditions contained herein.

NOW THEREFORE, the Parties hereby mutually agree as follows:

1.	DEFINITION AND INTERPRETATIONS

1.1	Definition

In this Agreement, unless the context or subject matter otherwise requires, the following words and expressions shall have the following meanings:

“Buyer”	:	means Treasure Global Inc (Registration No. 7908921), a company incorporated in the State of Delaware, United States and having an address for service at 276, 5th Avenue Suite, 704 #739 New York, NY 10001, United States;

“Confidential Information”	:

means any verbal or written information disclosed, revealed, learnt, accessible or made available by one party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under, in connection with or in relation to this Agreement (including, but not limited to, the existence and contents of this Agreement, all information relating to the business, products, services, personnel or commercial activities of such Party including but not limited to franchise agreements, financial accounts, computer programmes, computer data, devices, concepts, inventions (whether or not capable of being patented), designs, methods, techniques, marketing and commercial strategies, customers lists, potential customers lists, processes, data concepts, Know-how, formulae, Intellectual Property (whether owned, developed by or licensed to the Disclosing Party), and unique combinations of separate items) that:

a.	is by its nature confidential;
b.	is reasonably designated by the Disclosing Party as confidential;
c.	is regulated under relevant legislation (including medical and personal information); or
d.	the Receiving Party knows or reasonably ought to know is confidential, but does not in any event include information that is published or has otherwise entered the public domain, is obtained from a third party who has no obligation of confidentiality to the Disclosing Party; or is independently developed or obtained, provided that such information described in paragraph d above is not published, developed, or obtained in breach of this Agreement or in breach of law.

“Event of Force Majeure”	:	has the meaning ascribed in Clause 12.1;

“IP Rights”	:	means patents, rights to inventions, copyright, trademarks, trade secrets, and all other intellectual property rights;

“Purchase Price”	:	means a purchase price of United States Dollar Seven Hundred Fifty Thousand (USD750,000.00) payable by the Buyer to the Vendor in accordance with Clause 4 of this Agreement;

“Term”	:	means the term of this Agreement as described in Clause 5 of this Agreement; and

“Vendor”	:	means NEXE CLOUD LIMITED (Registration No. 2175333), a company incorporated in British Virgin Island and having its registered address at TMF (B.V.I) of Palm Grove House, P.O. Box 438, Road Town, Tortola, VG1110, British Virgin Island;

1.2	Interpretation

Save to the extent that the context or the express provisions of this Agreement otherwise require:

(a)	words using the singular or plural number also include the plural or singular number, respectively;

(b)	the terms “hereof”, “herein”, “hereby”, “hereto” and similar words refer to this entire Agreement and not any particular clause, schedule or any other subdivision of this Agreement;

(c)	a reference to a “clause” or “schedule” is to a clause or schedule to this Agreement;

(d)	the word “include” or “including” shall be deemed to be followed with “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;

(e)	references to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re- enacted;

(f)	references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms;

(g)	the headings are for convenience only and shall be ignored in construing this Agreement;

(h)	references to persons include their successors and any permitted transferees and assigns;

(i)	no rule of construction shall apply to the detriment of any Party by reason of that Party having control and/or was responsible for the preparation of this Agreement or any part thereof;

(j)	whenever this Agreement refers to a number of days, such reference shall be to calendar days unless business days are specified;

(k)	in carrying out their obligations and duties under this Agreement, the Parties shall have an implied obligation of good faith; and

(l)	each of the schedules and the appendices hereto shall form an integral part of this Agreement.

2.	SCOPE OF SALE AND PURCHASE

2.1	Subject to the terms and conditions contained in this Agreement, Vendor agrees to sell, and the Buyer agrees to purchase an AI server, as further specified in Schedule 1.

2.2	For the purposes of the Sale and Purchase, the contemplated key roles and responsibilities of each Party are set out below:

2.2.1	The Vendor shall be responsible for supplying and delivering the Product to Buyer at the agreed delivery location(s) and in accordance with the technical specifications and configurations set out in Schedule 1, unless otherwise agreed mutually in writing by both Parties.

2.2.2	The Vendor shall provide the Buyer with relevant documentation necessary for operation and maintenance of the Product, including but not limited to system manuals, deployment and installation guides, configuration files and instructions for any pre- installed frameworks, libraries or models.

2.2.3	The Buyer shall be responsible for receiving and inspecting the Product upon delivery and shall notify the Vendor of any non-conformities in accordance with the acceptance terms specified in Clause 4 of this Agreement.

2.2.4	The Buyer shall be responsible for the setup, installation and deployment of the Product at its designated facilities, including integration into its existing infrastructure, unless otherwise agreed in writing by both Parties. The Vendor may provide reasonable remote support or technical assistance upon request.

2.3	The Parties acknowledge that the Scope of Sale and Purchase outlined in this Clause 2 is not exhaustive and the Parties may perform other tasks and services as may be reasonably requested by the other party and agreed upon in writing.

3.	RISK AND TITLE

3.1	Title to the Product shall pass from the Vendor to the Buyer upon full payment of the Purchase Price and delivery of the Product.

3.2	Risk and loss or damage to the Product shall pass to the Buyer upon delivery to the Buyer’s designated delivery location, as acknowledged in writing by the Buyer or its authorized representative.

3.3	For the avoidance of doubt, title to any software (including firmware, drivers, operating systems, AI frameworks, or pre-installed models) provided as part of the Product shall not pass to the Buyer. The Buyer is granted a non-exclusive, non-transferable license to use such software solely for the purpose of operating the Product, and strictly in accordance with the terms and conditions provided by the Vendor or its licensors, as applicable.

3.4	The Buyer shall not copy, reverse engineer, modify, sublicense, or distribute any such software, except to the extent expressly permitted under applicable law or the relevant license terms.

4.	ACCEPTANCE OF PRODUCT BY THE BUYER

4.1	Upon delivery of the Product to the Buyer’s designated delivery location, the Buyer shall have a period of seven (7) business days (the “Inspection Period”) to inspect the Product for compliance with the specifications set out in Schedule 1.

4.2	If the Buyer determines that the delivered Product is defective or do not conform to the agreed specifications, the Buyer shall notify the Vendor in writing within the Inspection Period, providing reasonable detail of the non-conformity or defect (the “Rejection Notice”).

4.3	If no Rejection Notice is received by the Vendor within the Inspection Period, the Product shall be deemed accepted by the Buyer.

4.4	In the event of a valid Rejection Notice, the Vendor shall, at its sole option and expense, promptly repair or replace the non-conforming Product within thirty (30) days of receipt of the Rejection Notice. The Vendor shall bear all costs related to the return and replacement of the non-conforming Product.

5.	PURCHASE PRICE AND PAYMENT

5.1	In consideration of the performance of the Vendor of its obligation and the provisions of the sale of the Product (including but not limited to the Maintenance and Service Level) pursuant to this Agreement, the Buyer agrees to pay a total consideration of United States Dollars Seven Hundred Fifty Thousand (USD750,000.00) (“Purchase Price”) in the manner and terms of payment as stipulated in Clause 5.2 below.

5.2	The Buyer shall satisfy the Purchase Price in the following manner (“Mode of Payment”):

5.2.1	United States Dollars Two Hundred Eighty Thousand (USD280,000.00) to be paid in cash; and

5.2.2	Remaining balance of the Purchase Price of United States Dollars Four Hundred Seventy Thousand (USD470,000.00) to be satisfied through the issuance and allotment of common stock of the Buyer (“Shares”) to the Vendor.

5.2.3	In view of the Clause 5.2.2, the Parties acknowledge and agree that the issue price per Shares shall be at United States Dollars Ninety Cent (US$0.90) only.

5.3	All cash payments shall be paid by the Buyer to the Vendor in full within fourteen (14) days following delivery of the Product. Payments shall be made via wire transfer or other mutually agreed cash payment method to the Vendor’s bank account.

5.4	The issuance of Shares by the Buyer to the Vendor shall be subject to the following:

5.4.1	the Shares shall be issued within ten (10) business days from the date of this Agreement, or such other date as mutually agreed in writing;

5.4.2	the issuance shall be subject to compliance with all applicable laws, corporate authorizations, and the execution of any required documentation;

5.4.3	the Shares shall be issued on a restricted basis for a period of six (6) months from the date of issuance, which is subjected to the requirements of the Securities Act 1933, Rule 144.

5.4.4	Certificate representing the Buyer Shares shall bear a restrictive legend as required by applicable securities laws as stated above. The Vendor acknowledges and agrees that, during the restricted period of six (6) months, they shall not sell, transfer, pledge or otherwise disposal of the Buyer’s Shares except in compliance with Rule 144. Any transfer or disposition shall be subject to prior notice to the Buyer.

5.5	The Purchase Price includes all components of the Product listed in Schedule 1 and Maintenance and Service Level as described in Schedule 2, as well as any standard accessories, documentation, and licenses necessary for the proper operation and use of the Product.

5.6	In the event that the Buyer fails to make any payment when due under this Agreement, the Buyer shall pay interest on the overdue amount at a rate of eight percent (8%) per annum, calculated on a daily basis from the due date until the date of actual payment, without prejudice to any other rights or remedies available to the Vendor under this Agreement or at law.

5.7	Notwithstanding to Clause 5.1 and 5.2, the Vendor acknowledge and agrees that the Buyer may satisfy part of the Purchase Price by way of issuance and allotment of the Buyer Shares as stated in the Mode of Payment hereunder.

6.	MAINTENANCE AND SERVICE LEVELS

6.1	The Vendor shall be responsible for the ongoing maintenance of the Product and/or solution provided under this Agreement for a period of twelve (12) months of the Agreement (“Maintenance Period”).

6.2	In the even that the Product does not perform as required and/or as agreed during the duration of the Maintenance Period, such failure will be notified as per Clause 18 by the Vendor to the Buyer and shall be remedied by the Vendor within twenty-four (24) hours upon receipt the notice.

6.3	The Vendor shall implement the Product in compliance with, and in manner and to a standard that meets or exceeded, the service level (“SLA”) set out in the Schedule 2.

6.4	In the event that the Vendor fails to meet the SLA, the following procedure shall be followed:

(a)	the Buyer shall promptly notify the Vendor in writing of the service level breach;

(b)	the Vendor shall acknowledge the notification and initiate actions to address and resolve the issue.

6.5	In the event of a recurring and confirmed breach of the SLA, the Vendor shall provide service credits to the Buyer as compensation. Service credits shall be calculated based on the severity and duration of breach, as mutually agreed upon by both parties.

7.	TERM

7.1	Both Parties acknowledge and agree that this Agreement shall commence on the date of this Agreement (“Commencement Date”) and shall be valid until the completion of all obligations under this Agreement, including full delivery, acceptance, and payment for the Product (“Term”), unless this Agreement is mutually terminated in writing between the Parties or terminated by either Party due to any breach or default of this Agreement, as the case may be.

7.2	This Agreement may be terminated at any time by either Party upon thirty (30) days written notice to the other Party, provided that such termination shall not affect any rights or obligations that have accrued prior to the effective date of termination.

7.3	The Parties may mutually agree in writing to extend the scope or term of this Agreement, including any additional fees or obligations that may arise as a result of such extension.

7.4	Notwithstanding the termination of this Agreement, the confidentiality obligations in this Agreement shall survive the termination of this Agreement for one (1) year, or until the Confidential Information in question ceases to be confidential, whichever is later.

8.	INTELLECTUAL PROPERTY RIGHTS

8.1	Each Party shall retain all IP Rights owned by it prior to the Commencement Date (“Pre- Existing IP”).

8.2	Except as expressly stated, no transfer or assignment of ownership of any intellectual property rights is made by either Party under this Agreement. The licenses granted are limited to the scope necessary for the use of the Product.

8.3	The Vendor hereby grants to the Buyer a perpetual and non-exclusive license to use any of the Vendor’s Pre-Existing IP that is incorporated into or necessary for the use of the Product.

8.4	Where any third-party IP Rights are incorporated into the Sale and Purchase, the Vendor shall obtain all necessary licenses and rights and ensure the successful transfer to the Buyer for the Buyer’s intended use.

9.	CONFIDENTIAL INFORMATION

9.1	Restrictions on use and disclosure

9.1.1	The Receiving Party may only use the Confidential Information of the Disclosing Party for the purposes of performing its obligations and exercising its rights under this Agreement.

9.1.2	Subject to Clause 7.2, the Receiving Party and its relevant employees, officers, agents and representatives must keep the Disclosing Party’s Confidential Information confidential and must not (except as expressly permitted under this Agreement or by law):

(a)	disclose or use the Disclosing Party’s Confidential Information; or

(b)	make copies of material containing the Disclosing Party’s Confidential Information.

9.1.3	The Receiving Party must take all reasonable steps to safeguard the Disclosing Party’s Confidential Information and comply with any reasonable requirements specified by the Disclosing Party (and agreed by the Parties) from time to time.

9.1.4	The Receiving Party must implement reasonable security practices against any unauthorised copying, use, disclosure, access and damage or destruction of the Disclosing Party’s Confidential Information.

9.1.5	The Receiving Party must (to the extent such is permitted and practicable in the circumstances) notify the Disclosing Party if it:

(a)	becomes aware of any unauthorised access, copying, use, disclosure, damage destruction of the other Party’s Confidential Information, in any form; or

(b)	is required by law to disclose any of the Disclosing Party’s Confidential Information.

9.1.6	Each Party must take all reasonable steps to enforce any obligation of confidentiality imposed or required to be imposed by this Agreement.

9.1.7	To the extent such is reasonable, each Party will do all things, execute all documents and give all reasonably required assistance to the other Party to enforce any obligation of confidence imposed by this Agreement, subject to all costs, expenses and liability in relation thereto being borne by the enforcing Party.

9.2	Permitted disclosures

The Receiving Party may disclose the Confidential Information of the Disclosing Party:

9.2.1	To those of its personnel, advisers, contractors and/or representatives who need to know such Confidential Information and have agreed to keep such Confidential Information confidential on terms substantially similar in all material respects to this Clause 7;

9.2.2	to the extent required by law or in order to comply with any rules or regulations of any relevant authorities; or

9.2.3	with the prior written consent of the Disclosing Party.

9.3	The obligations with respect to Confidential Information disclosed under this Agreement will survive termination or expiry of this Agreement and continue for as long as the information remains confidential.

10.	REPRESENTATION, WARRANTIES AND UNDERTAKINGS

10.1	Each of the Parties represents, warrants, and undertakes to the other as follows:

10.1.1	it is duly organised or incorporated, validly existing under the laws of their respective countries of its establishment and has full power and authority to own its assets and carry on its business;

10.1.2	it has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement;

10.1.3	all the necessary corporate resolutions and authorisations to enter into this Agreement and to perform all obligations have been duly obtained;

10.1.4	by entering into this Agreement, it is not in breach or in contravention of any law or contract applicable to it;

10.1.5	this Agreement, when executed, constitutes legal, valid and binding obligations, enforceable against it in accordance with the terms thereof; and

10.1.6	the person signing this Agreement on behalf of it has been duly authorised to execute and deliver this Agreement, including the prior approval by the Board of Directors of the Parties.

11.	LIMITATION OF LIABIITY

11.1	To the maximum extent permitted by applicable law, neither Party shall be liable to the other Party for any indirect, incidental, consequential, special, exemplary or punitive damages, including but not limited to loss of profits, loss of revenue, loss of data, loss of anticipated savings, loss of business opportunity, or damage to goodwill, whether arising in contract, tort (including negligence), statute, equity or otherwise, and even if such Party has been advised of the possibility of such damages.

11.2	Each Party’s total aggregate liability to the other Party for any and all claims arising out of or in connection with this Agreement, whether in contract, tort, or otherwise, shall not exceed the total Fees actually paid by the Buyer to the Vendor under this Agreement in the twelve (12) months preceding the event giving rise to the claim.

11.3	The above limitations shall not apply to:

(a)	Any liability arising from a Party’s fraud, willful misconduct or gross negligence;

(b)	A Party’s breach of its confidentiality obligations under this Agreement;

(c)	A Party’s indemnification obligations for infringement of third-party intellectual property rights.

11.4	Notwithstanding any other provision in this Agreement, the Vendor shall have no liability whatsoever in relation to third-party hardware components supplied under this Agreement except to the extent such liability is recoverable under any applicable manufacturer warranty and only to the extent assignable to the Buyer.

12.	COSTS

Each Party will be solely responsible for and bear all of its own respective expenses incurred at any time in connection with this Agreement.

13.	GOVERNING LAW AND JURISDICTION

This Agreement and all matters arising from or connected with it shall be governed by, construed and interpreted under the laws of Malaysia. In the event of any dispute, controversy, or claim arising out of or in connection with this Agreement or the performance thereof, the Parties shall first seek to resolve the matter amicably through good faith negotiations. If the Parties are unable to resolve the dispute through such negotiations, the Parties agree to irrevocably submit to the exclusive jurisdiction of the courts of Malaysia.

14.	FORCE MAJEURE

14.1	Neither Party hereto shall be liable for any failure on its part to perform any obligations hereunder resulting directly or indirectly from act of God, war or act of war, national emergency, flood, earthquake, boycott, blockade, embargo, strike or lockout (other than a strike or lockout induced by the Party so incapacitated), pandemic, movement control order, the action or inaction of any governmental or local authority, civil disturbance or cause beyond their reasonable control (“Event of Force Majeure”).

14.2	Each Party shall immediately notify the other Party in writing of the occurrence of any event of Force Majeure applicable to its obligations under this Agreement, its consequences. If either Party considers the event of Force Majeure to be of such severity or to be continuing for an aggregate period of three (3) months such that the Party is unable to perform any of its obligations hereunder, this Agreement may be terminated by that Party by notice in writing to the other Party, which termination may take effect immediately or on the date specified in the notice of termination at the option of the Party issuing the termination notice. Neither Party shall have any liability to the other in respect of the termination of this Agreement as a result of the Event of Force Majeure save and except for any antecedent breach or liability, which has arisen prior to the Event of Force Majeure.

15.	SEVERABILITY

Any provision of this Agreement which is invalid in respect of any law, regulation or any authority shall be invalid, without invalidating or affecting the remaining provisions of this Agreement.

16.	COUNTERPART

This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

17.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties hereto with respect to the matters dealt with therein and supersedes any previous agreement or understanding between the Parties hereto in relation to such matters.

18.	NOTICE

18.1	Unless expressly stated herein, any notice or communication to be given under this Agreement shall be in writing and be in English Language and may be given or sent:

(a)	by hand;

(b)	by international courier;

(c)	by email

to the Parties at the address as stated in the Preamble of this Agreement.

18.2	All notice and communications by one Party to the other shall be deemed to have been received by the other Party and be effective as follows:

(a)	if by hand, upon written acknowledgement of receipt by a duly authorised officer, employee, agent or representative of the receiving Party;

(b)	if by international courier, five (5) days after notice is posted; and

(c)	if by email, upon sending provided that there is no return email notifying failure of delivery.

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This Agreement has been signed as and on behalf of each of the Parties hereto and delivered on the date first above written.

Buyer

Signed by	)
)
For and on behalf of	)
TREASURE GLOBAL INC	)
(Registration No. 7908921))		/s/ Carlson Thow
Signatory
Name (in full): Carlson Thow

Vendor

Signed by	)
)
For and on behalf of	)
NEXE CLOUD LIMITED	)
(Registration No.: 2175333))		/s/ Pooi Li Shuang
Signatory
Name (in full): Pooi Li Shuang

SCHEDULE 1

PRODUCT SPECIFICATION COMPONENTS

No.	Description	Particulars
1.	Hardware Infrastructure (Foundation)

●       Intel® Xeon® 2423 CPU (AMX optimized)

●       Server-grade W790 motherboard

●       DDR5 ECC 256 GB (upgradeable option to 768 GB)

●       NVIDIA® RTX™ 4060 Ti 16 GB GPU

●       1 TB NVMe SSD, enterprise storage ready

●       Redundant PSU & rack-mount accessories

2.	AI Software Stack (Core Platform)

●       Pre-installed dual OS (Windows / Linux)

●       Integrated ktransformers + OpenWebUI + local LLM stack

●       Enterprise-ready private knowledge base integration

●       Optimization for Qwen3, DeepSeek, and future models

●       Multi-thread concurrency support

3.	Enterprise Integration & Customisation

●       On-site setup & secure configuration

●       Integration with enterprise IT (AD/LDAP, SSO, data pipelines)

●       Custom connectors to company data sources (SharePoint, SQL, APIs)

●       Initial knowledge base ingestion (HR, legal, SOPs, R&D data)

●       Security hardening (firewall, VPN, zero-trust policies)

4.	Training and Onboarding	● Workshops for IT & admin teams ● Business user training (AI copilots in workflow) ● Documentation, best practices, usage playbooks ● Knowledge transfer to internal teams
5.	Enterprise Support/SLA/ Maintenance	● Priority technical support (24/7) ● Regular updates & security patches ● Performance monitoring & fine-tuning ● Scaling roadmap & future model onboarding ● Optional: extension beyond Year 1

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SCHEDULE 2

MAINTENANCE AND SERVICE LEVEL

This Schedule 2 spells out the list and particulars of the Service Level to be provided by the Vendor to Buyer in relation to the maintenance under this Agreement.

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